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                                                                    EXHIBIT 11


                CE SOFTWARE HOLDINGS, INC. AND SUBSIDIARIES
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
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                            		 			Three months ended		      Six months ended
					                                  March 31,         			    March 31,
			   		                          1997	       	1996		       1997	      1996
Primary Earnings
   per Share Information:

Weighted average number of
   shares outstanding during
   the quarter	                5,627,028	     5,741,477	  5,624,661	  5,740,708

Annualized additional shares
   due to stock options	               -	         2.214 	         -       1,441
                           				5,627,028	     5,743,691	  5,624,661  	5,742,149

					Net loss                		$(562,186)	    $(123,572)	 $(930,141)	 $(254,620)

Primary loss per share	           $ (.10)	        $(.02)	     $(.17)	     $(.04)



Fully Diluted Earnings
   per Share Information:

Weighted average number of
   shares outstanding during
   the quarter	                 5,627,028	     5,741,477	  5,624,661	  5,740,708

Annualized additional shares
   due to stock options	                -	         4,249	        460	      3,034
                            				5,627,028	     5,745,726	  5,625,121	  5,743,742


Net loss		                      $(562,186)	    $(123,572)	 $(930,141) $(254,620)

Fully diluted loss per share      	$ (.10)	        $(.02)		    $(.17)	    $(.04)

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